Exhibit 99.1
Inotiv Reports Fourth Quarter and Full Year Financial Results for Fiscal 2023 and Provides Business Update

– Fiscal year 2023 revenue up 4.5% to $572.4 million, achieving full year revised guidance
–Achievements in the past fiscal year to expand DSA capacity, develop new services and reduce outsourcing expected to drive continued growth of fiscal 2024 DSA revenues
–Anticipate achieving the balance of expected expense reductions in fiscal 2024
–Conference call begins today at 4:30 pm ET
WEST LAFAYETTE, IN, December 11, 2023– Inotiv, Inc. (Nasdaq: NOTV) (the “Company”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q4 FY 2023”) and twelve months (“FY 2023”) ended September 30, 2023.
Revenue by Segment

(in millions of USD)	Three months ended September 30		% change	Fiscal years ended September 30,		% change
	2023	2022		2023	2022
	(unaudited)	(unaudited)
DSA (Discovery & Safety Assessment)	$50.2	$44.2	13.6%	$185.1	$165.3	12.0%
RMS (Research Models & Services)	90.5	106.3	(14.9)%	387.3	382.4	1.3%
Total	$140.7	$150.5	(6.5)%	$572.4	$547.7	4.5%

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “We are pleased to note recent accomplishments including quarter over quarter DSA revenue growth and corresponding margin improvements, completion of several of the site optimization projects, expansion projects, reduction in some of our outsourcing, and growing backlog conversion rates. The cumulative achievements in fiscal 2023 across all our core initiatives to improve profitability, operational efficiencies and to grow sales sets the stage for the next chapter of Inotiv’s story. We remain strongly positioned to continue to grow the DSA business in 2024. With the recent DSA expansions and services added, we can now effectively sell services to multiple sectors and are building the sales and marketing organization to expand our customer base in: Drug Discovery and Translational Science, Drug Development, Chemical Development, and Medical Device Development, including Safety Assessment in these sectors.

Looking ahead, we also expect to close on contracts of assets held for sale, complete validation of new facilities and equipment enabling new capacity, the ramping of new services, the in house transition of our transportation services and completing our facility improvements and consolidation of our UK facilities. In NHPs, we continue to monitor the situations related to Cambodia and China and continue to expand our supply base,” concluded Mr. Leasure.
Financial Highlights
Q4 FY 2023 Highlights
•Revenue was $140.7 million in Q4 FY 2023 as compared to $150.5 million during the three months ended September 30, 2022 (“Q4 FY 2022”), driven by a reduction of $15.8 million, or 14.9%, in Research Models and Services (“RMS”) revenue partially offset by a $6.0 million, or 13.6%, increase in Discovery and Safety Assessment (“DSA”) revenue.
•Consolidated net loss for Q4 FY 2023 was $8.7 million, or 6.2% of total revenue, compared to consolidated net loss of $243.6 million, or 161.9% of total revenue, in Q4 FY 2022.
•Adjusted EBITDA1 was $23.7 million, or 16.8% of total revenue, compared to $18.3 million, or 12.1% of total revenue, in Q4 FY 2022.
•Net book-to-bill ratio for Q4 FY 2023 was 0.65x for the DSA services business.
•DSA backlog was $132.1 million at September 30, 2023 down from $147.2 million at September 30, 2022.

FY 2023 Highlights
•Revenue grew to $572.4 million in FY 2023 from $547.7 million during the twelve months ended September 30, 2022 (“FY 2022”), driven by a $19.8 million, or 12.0%, increase in DSA revenue and a $4.9 million, or 1.3%, increase in RMS revenue.
•Consolidated net loss for FY 2023 was $104.9 million, or 18.3% of total revenue, compared to consolidated net loss of $337.3 million, or 61.6% of total revenue, in FY 2022. The FY 2023 consolidated net loss included a $66.4 million non-cash goodwill impairment charge related to our RMS segment. The FY 2022 consolidated net loss included a $236.0 million non-cash goodwill impairment charge related to our RMS segment and one-time charges of $56.7 million of fair value remeasurement of the embedded derivative component of the convertible notes issued in September 2021 and $23.0 million of post-combination stock compensation expense relating to the adoption of the Envigo Equity Plan.
•Adjusted EBITDA1 was $65.8 million, or 11.5% of total revenue, compared to $90.5 million, or 16.5% of total revenue, in FY 2022.
•Net book-to-bill ratio was 0.92x for the DSA services business.
1 This is a non-GAAP financial measure. Refer to “Non-GAAP to GAAP Reconciliation” in this release for further information.
DSA and RMS Highlights
•The Company previously announced several site optimization initiatives which it was able to complete as planned during FY 2023. The Company continues to execute on its site optimization plan for its Blackthorn, UK site. The relocation of operating activities from Blackthorn into its Hillcrest, UK site is expected to be completed by the end of the second quarter of fiscal 2024.
•The expansion activities at Fort Collins, CO, were completed by the end of October 2023 and the expanded site is completing the validation of the facility and equipment and plans to be operational early in the second quarter of fiscal 2024.
•During the three months ended September 30, 2023, the Company closed the sale of its Israeli businesses, as well as its Boyertown, Pennsylvania facility.
•The Company's facilities in Cumberland, Virginia; Haslett, Michigan; Gannat, France; and Blackthorn, U.K. continued to be held for sale as of September 30, 2023. Additionally, the Company's Spain facility was held for sale as of September 30, 2023 and was subsequently sold.
Fourth Quarter Fiscal 2023 Financial Results (Three Months Ended September 30, 2023)

Revenue decreased 6.5% to $140.7 million in Q4 FY 2023 as compared to $150.5 million in Q4 FY 2022. The lower total revenue in the fourth quarter was driven by a $15.8 million decrease in RMS revenue, partially offset by a $6.0 million increase in DSA revenue.

Operating income was $2.5 million in Q4 FY 2023 as compared to an operating loss of $242.5 million in Q4 FY 2022. Higher total operating income in Q4 FY 2023 was the result of an approximate $7.4 million increase in DSA operating income, an approximate $235.6 million increase in RMS operating income and an approximate decrease in unallocated corporate expenses of $1.9 million. The increase in RMS operating income was primarily due to a $236.0 million non-cash goodwill impairment charge in Q4 FY 2022 that did not recur in Q4 FY 2023.

Cash and cash equivalents as of September 30, 2023, was $35.5 million and there were no borrowings on the Company’s $15.0 million revolving credit facility. Total debt, net of debt issuance costs, as of September 30, 2023, was $377.7 million. The Company was in compliance with its debt covenants as of September 30, 2023.
Full Year Fiscal 2023 Financial Results (Twelve Months Ended September 30, 2023)

Revenue increased 4.5% to $572.4 million in FY 2023 as compared to $547.7 million in FY 2022. The higher total revenue was driven by a $19.8 million increase in DSA revenue and a $4.9 million increase in RMS revenue.

Operating loss was $81.5 million as compared to $263.5 million in FY 2022. The reduction in total operating loss in FY 2023 was the result of an approximate $164.4 million decrease in RMS operating loss, primarily driven by a $169.6 million decrease in non-cash goodwill impairment charge in FY 2023 compared to FY 2022, and an approximate $24.6 million decrease in unallocated corporate expenses, partially offset by an approximate $7.1 million decrease in DSA operating income.

Cash provided by operating activities was $27.9 million for FY 2023, compared to cash used by operating activities of $5.2 million for FY 2022. For FY 2023, capital expenditures totaled $27.5 million compared to $36.3 million for FY 2022.
Subsequent Events
•Subsequent to September 30, 2023, the Company closed on the sale of its Spain facility and signed a purchase agreement for its Gannat, France facility, to be closed in the next 60 days.
•Subsequent to September 30, 2023, the Company announced that it will be partnering with Vanguard Supply Chain Solutions LLC, the Company’s current provider of transportation services, to enable the in-house integration of Inotiv’s North American transportation operations.

Fiscal 2024 Outlook

Fiscal 2024 revenues are expected to be in the range of $580 to $590 million. We expect gains in DSA sales and flat to decreasing RMS sales based on the possible reduction in NHP sales.

Adjusted EBITDA guidance is expected to be in the range of $75 to $80 million. The increase in Adjusted EBITDA over fiscal 2023 is expected to be driven by increased margins from the DSA segment and cost reductions we initiated in fiscal 2023, and the projected reduction in future NHP margins.

We expect to continue to remain in compliance with our financial covenants for the fiscal year. We expect capital expenditures to be approximately 4.5% of revenue in fiscal 2024, as compared to an average of 10.3% over the last five years as we expanded sites and grew service capacity.
Webcast and Conference Call
Management will host a conference call on Monday, December 11, 2023, at 4:30 pm ET to discuss fourth quarter and full year results for fiscal year 2023.
Interested parties may participate in the call by dialing:
•(877) 704-4453 (Domestic)
•(201) 389-0920 (International)
•13742881 (Conference ID)
The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:
https://viavid.webcasts.com/starthere.jsp?ei=1645758&tp_key=9608ec7c56
For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.
Non-GAAP to GAAP Reconciliation
This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and twelve months ended September 30, 2023 and 2022 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net income (loss), statements of operations line items interest expense and income tax (benefit) expense, as well as non-cash charges for depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs incurred in connection with the exit of multiple facilities, unrealized foreign exchange gain/loss, loss on debt extinguishment, amortization of inventory step up, loss/gain on disposition of assets, loss on fair value remeasurement of convertible notes, other unusual third-party costs, gain on sale of subsidiary and goodwill impairment loss. The adjusted business segment information excludes from operating income and unallocated corporate G&A these same expenses.
Adjusted EBITDA guidance for fiscal year 2024 is provided on a non-GAAP basis. The Company cannot reconcile this guidance to expected net income/loss without unreasonable effort because certain items that impact net income/loss and net income/loss margin are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About the Company
Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.
This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, discussions regarding our intent, belief or current expectations with respect to (i) our strategic plans; (ii) trends in the demand for our services and products; (iii) trends in the industries that consume our services and products; (iv) our ability to develop new services and products; (v) our ability to source animal research models; (vi) our ability to make capital expenditures, fund our operations and satisfy our obligations; (vii) global economic conditions, especially as they impact our markets; (viii) our cash position; (ix) our ability to successfully integrate the operations and personnel related to acquisitions; (x) our ability to effectively manage current expansion efforts or any future expansion or acquisition initiatives undertaken by us; (xi) our ability to develop and build infrastructure and teams to manage growth and projects; (xii) our ability to continue to retain and hire key talent; (xiii) our ability to market our services and products under our corporate name and relevant brand names; (xiv) our ability to service our outstanding indebtedness and to comply with financial covenants; (xv) our expectations regarding the volume of new bookings, pricing, operating income or losses and liquidity; (xvi) our ability to manage recurring and unusual costs; (xvii) our ability to execute on our restructuring and site optimization plans and to realize the expected benefits related to such actions; and (xviii) the impact of public health emergencies, including COVID-19, on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address such public health emergencies, which may precipitate or exacerbate other risks and/or uncertainties, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Bob Yedid
(765) 497-8381	(516) 428-8577
btaylor@inotivco.com	bob@lifesciadvisors.com

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30		Fiscal Years Ended September 30,
	2023	2022	2023	2022
Service revenue	$58,718	$55,099	$223,813	$202,978
Product revenue	82,022	95,367	348,612	344,678
Total revenue	140,740	150,466	572,425	547,656
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	40,989	38,705	153,677	130,696
Cost of products sold (excluding amortization of intangible assets)	56,050	69,536	253,305	259,748
Selling	5,033	4,463	19,091	16,650
General and administrative	23,653	26,185	108,227	82,436
Amortization of intangible assets	8,730	12,224	34,681	30,888
Other operating expense	3,825	5,814	18,537	54,685
Goodwill impairment loss	—	236,005	66,367	236,005
Operating income (loss)	$2,460	$(242,466)	$(81,460)	$(263,452)
Other (expense) income:
Interest expense	(11,268)	(8,888)	(43,019)	(29,704)
Other income (expense)	1,582	(1,867)	237	(59,293)
Loss before income taxes	$(7,226)	$(253,221)	$(124,242)	$(352,449)
Income tax (expense) benefit	(1,480)	9,590	19,340	15,187
Consolidated net loss	$(8,706)	$(243,631)	$(104,902)	$(337,262)
Less: Net income (loss) attributable to noncontrolling interests	957	525	238	(244)
Net loss attributable to common shareholders	$(9,663)	$(244,156)	$(105,140)	$(337,018)

Loss per common share
Net loss attributable to common shareholders:
Basic	$(0.38)	$(9.54)	$(4.10)	$(13.84)
Diluted	$(0.38)	$(9.54)	$(4.10)	$(13.84)
Weighted-average number of common shares outstanding:
Basic	25,738	25,590	25,641	24,354
Diluted	25,738	25,590	25,641	24,354

INOTIV, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of September 30,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$35,492	$18,515
Restricted cash	—	465
Trade receivables and contract assets, net of allowances for credit losses of $7,446 and $6,268, respectively	87,383	100,073
Inventories, net	56,102	71,441
Prepaid expenses and other current assets	33,408	42,483
Assets held for sale	1,418	—
Total current assets	213,803	232,977

Property and equipment, net	191,068	186,199
Operating lease right-of-use assets, net	38,866	32,489
Goodwill	94,286	157,825
Other intangible assets, net	308,428	345,886
Other assets	10,079	7,524
Total assets	$856,530	$962,900

Liabilities, shareholders' equity and noncontrolling interest
Current liabilities:
Accounts payable	$32,564	$28,695
Accrued expenses and other liabilities	25,776	35,801
Revolving credit facility	—	15,000
Fees invoiced in advance	55,622	68,642
Current portion of long-term operating lease	10,282	7,982
Current portion of long-term debt	7,950	7,979
Total current liabilities	132,194	164,099
Long-term operating leases, net	29,614	24,854
Long-term debt, less current portion, net of debt issuance costs	369,795	330,677
Other long-term liabilities	6,373	6,477
Deferred tax liabilities, net	50,064	77,027
Total liabilities	588,040	603,134

Shareholders’ equity and noncontrolling interest:
Common shares, no par value:
Authorized 74,000,000 shares at September 30, 2023 and September 30, 2022; 25,777,169 issued and outstanding at September 30, 2023 and 25,598,289 at September 30, 2022	6,406	6,362
Additional paid-in capital	715,696	707,787
Accumulated deficit	(453,278)	(348,277)
Accumulated other comprehensive income (loss)	330	(5,500)
Total equity attributable to common shareholders	269,154	360,372
Noncontrolling interest	(664)	(606)
Total shareholders’ equity and noncontrolling interest	268,490	359,766
Total liabilities and shareholders’ equity and noncontrolling interest	$856,530	$962,900

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Years Ended September 30
	2023	2022
Operating activities:
Consolidated net loss	$(104,902)	$(337,262)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities, net of acquisitions:
Depreciation and amortization	54,717	49,324
Employee stock compensation expense	7,844	24,202
Changes in deferred taxes	(25,810)	(17,835)
Provision for expected credit losses	1,273	1,306
Amortization of debt issuance costs and original issue discount	3,182	2,257
Noncash interest and accretion expense	6,284	5,316
Loss on fair value remeasurement of embedded derivative	—	56,714
Other non-cash operating activities	(200)	1,658
Goodwill impairment loss	66,367	236,005
Non-cash amortization of inventory fair value step-up	679	10,246
Non-cash restructuring costs	1,493	3,129
Changes in operating assets and liabilities:
Trade receivables and contract assets	9,550	(23,838)
Inventories	14,011	(35,198)
Prepaid expenses and other current assets	11,249	(20,054)
Operating lease right-of-use assets and liabilities, net	884	824
Accounts payable	5,963	(8,042)
Accrued expenses and other liabilities	(8,339)	14,662
Fees invoiced in advance	(12,907)	25,962
Other asset and liabilities, net	(3,455)	5,407
Net cash provided by (used in) operating activities	27,883	(5,217)

Investing activities:
Capital expenditures	(27,503)	(36,300)
Proceeds from sale of equipment	1,115	290
Cash paid for other investing activities	(2,367)	—
Cash paid for acquisitions	—	(297,712)
Net cash used in investing activities	(28,755)	(333,722)

Financing activities:
Payments of long-term debt	—	(36,777)
Payments of debt issuance costs	(77)	(10,067)
Payments on promissory notes	(2,091)	(2,166)
Payments on revolving credit facility	(21,000)	(19,000)
Payments on senior term notes and delayed draw term loans	(2,070)	(1,800)
Borrowings on revolving loan facility	6,000	34,000
Borrowings on senior term notes and delayed draw term loans	35,000	240,000
Proceeds from exercise of stock options	110	118
Other, net	—	(1,157)
Net cash provided by financing activities	15,872	203,151

Effect of exchange rate changes on cash and cash equivalents	1,512	(2,156)

Net increase (decrease) in cash and cash equivalents	16,512	(137,944)

Cash, cash equivalents, and restricted cash at beginning of period	18,980	156,924
Cash, cash equivalents, and restricted cash at end of period	$35,492	$18,980

Noncash financing activity:
Paid in kind debt issuance costs	$1,363	$—
Seller financed acquisition	$—	$6,888

Supplemental disclosure of cash flow information:
Cash paid for interest	$35,459	$17,063
Income taxes paid, net	$7,146	$479

INOTIV, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECT BUSINESS SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30		Fiscal Years Ended September 30,
	2023	2022	2023	2022
DSA
Revenue	50,216	44,186	185,090	165,289
Operating income (loss)	6,768	(635)	15,246	22,330
Operating income (loss) as a % of total revenue	4.8%	(0.4%)	2.7%	4.1%
Add back:
Depreciation and amortization	4,545	4,157	16,371	13,553
Restructuring costs	—	—	97	—
Startup costs	1,291	1,525	6,858	5,687
Total non-GAAP adjustments to operating income	5,836	5,682	23,326	19,240
Non-GAAP operating income	12,604	5,047	38,572	41,570
Non-GAAP operating income as a % of DSA revenue	25.1%	11.4%	20.8%	25.1%
Non-GAAP operating income as a % of total revenue	9.0%	3.4%	6.7%	7.6%

RMS
Revenue	90,524	106,280	387,335	382,367
Operating income (loss)	11,757	(223,890)	(24,904)	(189,346)
Operating income (loss) as a % of total revenue	8.4%	(148.8%)	(4.4)%	(34.6%)
Add back:
Depreciation and amortization	9,997	13,300	38,288	35,771
Restructuring costs	1,317	3,703	4,529	8,564
Amortization of inventory step up	116	207	679	10,246
Other unusual, third party costs	806	(1,099)	3,958	211
Goodwill impairment loss	—	236,005	66,367	236,005
Total non-GAAP adjustments to operating income (loss)	12,236	252,116	113,821	290,797
Non-GAAP operating income	23,993	28,226	88,917	101,451
Non-GAAP operating income as a % of RMS revenue	26.5%	26.6%	23.0%	26.5%
Non-GAAP operating income as a % of total revenue	17.0%	18.8%	15.5%	18.5%

	Three Months Ended September 30		Fiscal Years Ended September 30,
	2023	2022	2023	2022
Unallocated Corporate Operating Expenses	(16,065)	(17,941)	(71,802)	(96,436)
Unallocated corporate operating expenses as a % of total revenue	(11.4)%	(11.9)%	(12.5)%	(17.6)%
Add back:
Depreciation and amortization	58	—	58	—
Stock option expense	1,988	1,917	7,844	28,974
Acquisition and integration costs	35	1,544	1,228	16,119
Other unusual, third party costs	—	—	572	—
Total non-GAAP adjustments to operating loss	2,081	3,461	9,702	45,093
Non-GAAP operating loss	(13,984)	(14,480)	(62,100)	(51,343)
Non-GAAP operating loss as a % of total revenue	(9.9)%	(9.6)%	(10.8)%	(9.4)%

Total
Revenue	140,740	150,466	572,425	547,656
Operating income (loss)	2,460	(242,466)	(81,460)	(263,452)
Operating income (loss) as a % of total revenue	1.7%	(161.1%)	(14.2)%	(48.1)%
Add back:
Depreciation and amortization	14,600	17,457	54,717	49,324
Stock compensation expense	1,988	1,917	7,844	28,974
Restructuring costs	1,317	3,703	4,626	8,564
Acquisition and integration costs	35	1,544	1,228	16,119
Amortization of inventory step up	116	207	679	10,246
Startup costs	1,291	1,525	6,858	5,687
Other unusual, third party costs	806	(1,099)	4,530	211
Goodwill impairment loss	-	236,005	66,367	236,005
Total non-GAAP adjustments to operating income/(loss)	20,153	261,259	146,849	355,130
Non-GAAP operating income	22,613	18,793	65,389	91,678
Non-GAAP operating income as a % of total revenue	16.1%	12.5%	11.4%	16.7%

INOTIV, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30		Fiscal Years Ended September 30,
	2023	2022	2023	2022
GAAP Consolidated net loss	$(8,706)	$(243,631)	$(104,902)	$(337,262)
Adjustments (a):
Interest expense	11,268	8,888	43,019	29,704
Income tax expense (benefit)	1,480	(9,590)	(19,340)	(15,187)
Depreciation and amortization	14,600	17,457	54,717	49,324
Stock compensation expense (1)	1,988	1,917	7,844	28,974
Acquisition and integration costs (2)	(145)	1,544	1,449	16,119
Startup costs	1,291	1,525	6,858	5,687
Restructuring costs (3)	1,317	3,703	4,626	8,564
Unrealized foreign exchange loss	956	1,335	950	754
Loss on debt extinguishment	—	—	—	877
Amortization of inventory step up	116	207	679	10,246
Loss (gain) on disposition of assets	84	(3)	403	(234)
Loss on fair value remeasurement of convertible notes (4)	—	—	—	56,714
Other unusual, third party costs	806	(1,099)	4,530	211
Gain on sale of subsidiary	(1,377)	-	(1,377)	-
Goodwill impairment loss (5)	-	236,005	66,367	236,005
Adjusted EBITDA (b)	$23,678	$18,258	$65,823	$90,496
GAAP Consolidated net loss as a percent of total revenue	(6.2)%	(161.9)%	(18.3)%	(61.6)%
Adjustments as a percent of total revenue	23.0%	174.1%	29.8%	78.1%
Adjusted EBITDA as a percent of total revenue	16.8%	12.1%	11.5%	16.5%
(a)Adjustments to certain GAAP reported measures for the three and twelve months ended September 30, 2023 and 2022 include, but are not limited to, the following:
(1)For the twelve months ended September 30, 2022, $23.0 million relates to post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan recognized in connection with the Envigo acquisition.
(2)For the three and twelve months ended September 30, 2023 and 2022, represents charges for legal services, accounting services, travel and other related activities in connection with various acquisitions and the related integration of those acquisitions.
(3)For the three and twelve months ended September 30, 2023 and 2022, represents costs incurred in connection with the exit of multiple sites as previously disclosed.
(4)For the twelve months ended September 30, 2022, represents loss of $56.7 million resulting from the fair value remeasurement of the embedded derivative component of the convertible notes.
(5)For the twelve months ended September 30, 2023, represents a non-cash goodwill impairment charge of $66.4 million related to the RMS segment. For the three and twelve months ended September 30, 2022, represents a non-cash goodwill impairment charge of $236.0 million related to the RMS segment.
(b)Adjusted EBITDA - Consolidated net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange gain/loss, loss on debt extinguishment, amortization of inventory step up, gain/loss on disposition of assets, loss on fair value remeasurement of the embedded derivative component of the convertible notes, other unusual third party costs, gain on sale of subsidiary and goodwill impairment loss.